    As filed with the Securities and Exchange Commission on January 29, 2002

                                                    Registration No. 333 - 70220

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                         AMERICAN BIO MEDICA CORPORATION
             (Exact name of registrant as specified in its charter)


              New York                                14-1702188
   (State or other jurisdiction of         (IRS Employer Identification No.)
    incorporation or organization)

            122 Smith Road                               12106
         Kinderhook, New York                         (Zip Code)
(Address of principal executive offices)
           800-227-1243


                                 Keith E. Palmer
                             Chief Financial Officer
                                 122 Smith Road
                           Kinderhook, New York 12106
                                 (800)-227-1243

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Richard L. Burstein, Esq.
                       Tuczinski, Burstein & Collura, P.C.
                           90 State Street, Suite 1011
                             Albany, New York 12207
                                 (518)-463-3990

         Approximate date of commencement of proposed sale to the public: At such time or times after the Registration Statement becomes effective as the selling shareholder may determine.

         If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

         If this form is to be filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                        AMERICAN BIO MEDICA CORPORATION
                         4,227,420 SHARES COMMON SHARES


         The registration statement covers the resale of up to 4,227,420 shares of common stock by the selling shareholders identified on pages 11 and 12.

         The last reported sale price of the common shares, which are listed on The Nasdaq SmallCap Market under the symbol "ABMC," was $___ per share on January 29, 2002. Our headquarters are located at 122 Smith Road, Kinderhook, New York 12106. Our telephone number is (800) 227-1243.

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR INFORMATION THAT YOU SHOULD CONSIDER BEFORE PURCHASING THESE SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 29, 2002.

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----

  PROSPECTUS SUMMARY                                                      2
  THE COMPANY                                                             2
  THE OFFERING                                                            3
  RISK FACTORS                                                            3
  USE OF PROCEEDS                                                         9
  SELLING SHAREHOLDERS                                                   10
  PLAN OF DISTRIBUTION                                                   13
  LEGAL MATTERS                                                          15
  EXPERTS                                                                15
  WHERE YOU CAN FIND ADDITIONAL INFORMATION                              15

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                               PROSPECTUS SUMMARY

         This summary highlights our business and other selected information contained elsewhere in the prospectus. This summary does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus carefully, including our financial statements and other information incorporated by reference in this prospectus, before deciding to invest.

                                   THE COMPANY

         We develop, manufacture and market biomedical technologies and products intended for the immediate, onsite screening for drugs of abuse. Our Rapid Drug Screen(TM) and Rapid One(TM) are urine-based kits that are easy to use, cost-effective, highly accurate and reliable tests for the presence of drugs of abuse in individuals. We own several patents that are used in the Rapid Drug Screen.

         We produce several versions of a drugs of abuse screening test, under the name Rapid Drug Screen. The Rapid Drug Screen is a one-step test that allows a small urine sample to be tested simultaneously for the presence or absence of up to ten drugs of abuse (cocaine, THC (marijuana), opiates, amphetamine, PCP, benzodiazepines, methamphetamine, barbiturates, tricyclic antidepressants and methadone).

         The competitively priced test is self-contained. This eliminates exposure of the test administrator to the urine sample. We believe that the Rapid Drug Screen product is easier to use than other competitive products because it requires no mixing of reagents, pipetting or manipulation of the test. Controlled tests conducted by an independent laboratory compared the Rapid Drug Screen with results produced by EMIT II, a standard laboratory test, and found greater than 99% correlation of results.

         Our tests require marketing clearance from the Food and Drug Administration, or FDA. Our most recent 510k marketing clearance received from the FDA was for the nine panel test. As a result of the FDA's approval of all nine drug tests manufactured by us, we can offer a variety of test combinations to meet customer requirements. Included in our product offerings are nine single tests called Rapid One, each of which detects one drug of abuse (cocaine, THC, opiates, amphetamine, PCP, benzodiazepines, methamphetamines, barbiturates and tricyclic antidepressants). We also have developed a methadone test that we intend to submit to the FDA for marketing clearance.

         In January 2000, we licensed the exclusive rights to distribute and market a patented residue and/or trace drug detection system in select markets in North and South America for a period of five years. We utilize the trademark "Drug Detector" for this product. The Drug Detector(TM) tests surfaces for the presence or absence of residue from marijuana, cocaine, heroin or methamphetamines without the need for urine, hair or saliva samples.

         In October 2001, we entered into a license agreement with ANSYS Technologies, Inc. allowing us to market an on-site saliva based test in criminal justice, workplace and drug treatment sectors (i.e. the forensic markets). We utilize the trademark "OralStat6" for this product. The OralStat6(TM) simultaneously tests a saliva sample for the presence or absence of marijuana, opiates, cocaine, PCP, amphetamine and methamphetamine and delivers results in 10-15 minutes.


                                  THE OFFERING

         This is an offering of: (a) up to 4,227,420 common shares, par value $0.01 a share, of American Bio Medica Corporation, of which 2,549,000 are common shares of ABMC and 1,678,420 are common shares issuable upon the exercise of common share purchase warrants and (b) up to 1,274,500 common share purchase warrants. All of these securities are being offered by the selling shareholders. On August 22, 2001, in a private placement exempt from registration under the Securities Act of 1933, as amended, selling shareholders acquired (a) 2,549,000 common shares for a purchase price of $1.00 per share, and (b) 1,274,500 warrants ("Investor Warrants") to purchase one common share at an exercise price of $1.05 per share and 203,920 warrants ("Placement Agent Warrants") to purchase one common share at an exercise price of $1.20 per share, exercisable during a 54 month period beginning on February 22, 2002. The Investor Warrants and Placement Agent Warrants together shall be referred to as the "Private Placement Warrants". In addition, selling shareholders acquired 200,000 warrants to purchase one common share at an exercise price of $1.50 per share pursuant to a financial advisory agreement filed as an exhibit to our 10-KSB for the fiscal year ending April 30, 2001 ("Brean Murray Warrants"). We are registering the selling shareholders' resale of these securities pursuant to Registration Rights Agreements between the selling shareholders and us. The registration of the common shares, the Investor Warrants and the common shares issuable upon the exercise of the Placement Agent Warrants and Brean Murray Warrants does not necessarily mean that any of them will be offered or sold by the selling shareholders. The securities may be sold directly by the selling shareholders or through brokers, dealers or agents in private or market transactions. In connection with any sales, the selling shareholders and any brokers, dealers or agents participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act. See "Selling Shareholders" and "Plan of Distribution."

                                  RISK FACTORS

We have a limited operating history, which may make it difficult to accurately forecast our future revenues and other operating results.

         We began selling our products in 1996. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. Our limited operating history may make it difficult or impossible for analysts or investors to accurately forecast regarding our future revenues and other operating results and the price of our common stock could decline substantially.

We have incurred net losses since we were formed.

         Since inception in 1992, we have incurred net losses. As of April 30, 2001, we had an accumulated deficit of $13.5 million. We expect to continue to make substantial expenditures for sales and marketing, product development and other purposes. Our ability to achieve and maintain profitability in the future will primarily depend on our ability to increase sales of our products, reduce production and other costs and successfully introduce new and enhanced versions of our existing products into the marketplace. We cannot assure you that we will be able to increase our revenues at a rate that equals or exceeds expenditures. Our failure to do so will result in our incurring additional losses.

We depend on distributors for a majority of our sales and the loss of, or reduction in sales by, our current distributors could significantly harm our business.

         We derive a substantial portion of our revenues, and expect to continue to derive a substantial portion of our revenues in the near future, from sales by our distributors. Currently we have approximately 75 distributors. During fiscal 2001, approximately 74%, or $5.5 million of our sales were made to distributors. No distributor accounted for more than 10% of our total revenues in fiscal 2001. Unless and until we diversify and expand our sales force, our success will depend significantly upon the future sales by our distributors. The loss of or inability to replace any one or more of these distributors, significant changes in their product requirements, delays of significant orders or the occurrence of any sales fluctuations of our products could reduce our revenues.


We only offer a limited number of products and the failure of any one of them to achieve widespread market acceptance would significantly harm our results of operation.

         We offer a limited number of products, and wecurrently derive most of our revenues from sales of our primary product, the Rapid Drug Screen product line. To attain break-even results of operations, we must achieve approximately $2.4 million in quarterly revenues from our Rapid Drug Screen product line. If the Rapid Drug Screen product line does not achieve and maintain this level of revenue, our results of operations would be significantly harmed.

         In addition, we only began selling our Rapid Drug Screen product line in 1996, and cannot yet predict whether they will gain widespread market acceptance. Achieving market acceptance for our drug tests will require substantial marketing efforts and expenditure of significant funds to inform potential distributors and customers of the distinctive characteristics, benefits and advantages of our test kits. Our Drug Detector was introduced into the widespread over-the-counter market in late April 2001 and the OralStat6 into the forensic markets in October 2001. We have no history upon which to base market or customer acceptance of these products. Introduction of the Drug Detector and OralStat6 has required, and may continue to require, substantial marketing efforts and expenditure of funds.

         Due to the variety and complexity of the environments in which our customers operate, our products may not operate as expected. This could result in cancelled orders, delays and increased expenses. In addition, the success of competing products and technologies, pricing pressures or manufacturing difficulties could further reduce our profitability and the price of our common stock.

If we fail to keep up with technological factors and fail to develop our products, we may be at a competitive disadvantage.

         The onsite drug testing market is highly competitive. Several companies produce drug tests that compete directly with our Rapid Drug Screen product line, including Roche Diagnostics, Biosite Diagnostics and Medtox Scientifuc, Inc. As new technologies become introduced into the onsite testing market, we may be required to commit considerable additional efforts, time and resources to enhance our current product line or develop new products. Our success will depend upon new products meeting targeted product costs and performance, in addition to timely introduction into the marketplace. We are subject to all of the risks inherent in product development, which could cause material delays in manufacturing. These risk are including but not limited to: the interruption in the supply of raw materials used to manufacture our drug testing strips, lack of availability of raw materials and failure of critical raw materials to perform according to manufacturers' specifications. We currently have approximately fifty suppliers who provide us with the raw materials necessary to manufacture our drug testing strips and Rapid Drug Screen kit. The loss of one or more of these suppliers, or the non-performance of one or more of their materials, could suspend our manufacturing process related to the Rapid Drug Screen product line. This interruption of the manufacturing process could impair our ability to fill customers' orders as they are placed, which would put us at a competitive disadvantage. Furthermore, there can be no assurance that our Research and Development ("R&D") team can successfully develop and/or complete the enhancement of our current products and/or the development of new products. The loss of one or more members of our R&D team could result in the interruption or termination of new product development and/or current product enhancement. . Cost competitiveness and satisfactory product performance are essential for success in the onsite drug testing market. There can be no assurance that new products we may develop will meet projected price or performance objectives. Moreover, there can be no assurance that unanticipated problems will not arise with respect to technologies incorporated into our test kits or that product defects will not become apparent after commercial introduction of our additional test kits. In the event that we are required to remedy defects in any of our products after commercial introduction, the costs to us could be significant, which could have a material adverse effect on our revenues or earnings.

We face significant competition in the drug testing market and potential technological obsolescence.

         We face competition from other manufacturers of drug test kits such as Roche Diagnostics, Medox Scientific, Inc. and Biosite Diagnostics. These competitors are more well known and have far greater financial resources than us. The markets for drug test kits and related products are highly competitive. There can be no assurance that other companies will not attempt to develop or market products directly competitive with the Rapid Drug Screen product line or Rapid One. We expect other companies to develop technologies or products, which will compete with our products.

Possible inability to find and attract qualified personnel.

         We will need additional skilled, sales and marketing, technical and production personnel to grow the business. If we fail to retain our present staff or attract additional qualified personnel our business could suffer.

We depend on key personnel to manage our business effectively.

         We are dependent on the expertise and experience of our senior management such as Robert L. Aromando Jr., Chief Executive Officer, Stan Cipkowski, President, Douglas Casterlin, Vice President of Operations, Martin Gould, Vice President of Technology and Keith Palmer, Chief Financial Officer, for our future success. The loss of Messrs. Aromando, Cipkowski, Casterlin, Gould and/or Palmer could negatively impact our business and results of operations. We do not maintain key man insurance for any of our management employees.

Failure to effectively manage our growth and expansion could adversely affect our business and operating results.

         We anticipate expansion of our operations in the coming year. Any failure to manage our growth effectively will result in less efficient operations, which could adversely affect our operating and financial results.

To effectively manage our growth, we must, among other things:

         o accurately estimate the number of employees we will require and the areas in which they will be required;
         o upgrade and expand our office infrastructure so that it is appropriate for our level of activity;
         o  manage expansion into additional geographic areas; and
         o  improve and refine our operating and financial systems.

         We expect to devote considerable resources and management time to improving our operating and financial systems to manage our growth. Failure to accomplish any of these objectives would impede our ability to deliver products and services in a timely fashion, fulfill existing customer orders and attract and retain new customers, which impediment would have a material adverse effect on our financial condition and results of operations.

Any adverse changes in our regulatory framework could negatively impact our business.

         Approval from the FDA is not currently required for the sale of our products in non-clinical markets, but is required in the clinical and over-the-counter markets. Recently, the FDA informed onsite manufacturers that it intended to enforce its draft guidance document related to the sale of onsite tests in the workplace market, initially released in 1999. This enforcement would require that each onsite device be priced to include, up-front, the cost of obtaining laboratory confirmation of the results of the test. The FDA also seeks to require the onsite tests to meet over the counter (OTC) clearance or have a special industrial use clearance (the FDA has not yet published any guidance with respect to the applicable standards for granting the special industrial clearance). Although our Rapid Drug Screen has met the FDA requirements for professional use, we have not obtained OTC clearance from the FDA. The workplace market is one of our primary markets and the added cost of confirmation and additional FDA clearance may raise the price of our products making it difficult to compete with laboratory based testing, thereby negatively impacting our revenues. Furthermore, there can be no assurance that if, and when, we are required to apply for either the OTC clearance or the special industrial clearance, either clearance will be granted. If either such clearance is not granted, we would be unable to sell our products in the workplace market and our revenues would be negatively impacted.

         Although we are currently unaware of any changes in regulatory standards related to the clinical and OTC markets, , if regulatory standards were to change in the future, there can be no assurance that the FDA will grant us the approvals, if and when we apply for them, required to comply with the changes.

We rely on intellectual property rights, and we may not be able to obtain patent or other protection for our technology, products or services.

         We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary technology, products and services. We also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and name recognition are essential to establishing and maintaining our technology leadership position.

         We seek to protect our proprietary products under trade secret and copyright laws, which afford only limited protection. We currently have ten patents relating to the Rapid Drug Screen product line. We have applied for additional patents on the Rapid Drug Screen and for certain trademarks in the United States, South and Central America, European Common Market and Japan. Certain trademarks have been registered and others are pending.

         Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain information that we regard as proprietary. For example, our sales were adversely affected in fiscal 2000 and fiscal 2001 as a result of sales of products similar to ours. In April of 1999, we filed suit in a federal court against Phamatech, Inc. of California, a former supplier of the ours, and numerous other parties to stop these sales. We incurred significant legal fees of $1.6 million attempting to enforce our patents. In April 2001, we settled with Phamatech and all other defendants in this lawsuit. The settlement agreement established a license and royalty arrangement under which we were paid a licensing fee and will continue to be paid a percentage of revenues of the product. Under the terms of the settlement, each party has agreed not to disclose to any third parties the terms and conditions of this agreement.

         We may be required to incur significant costs to protect our intellectual property rights. In addition, the laws of some foreign countries do not ensure that our means of protecting our proprietary rights in the United States or abroad will be adequate. Policing and enforcement against the unauthorized use of our intellectual property rights could entail significant expenses and could prove difficult or impossible. Additionally, there is no assurance that the additional patents will be granted or that additional trademarks will be registered.

Potential issuance and exercise of new warrants and exercise of outstanding warrants could adversely affect our share price.

         In connection with our sale of 1,408,450 common shares for $2,000,000 ($1.42 per share) in a private placement to Seaside Partners, L.P. on April 28, 2000, we issued a 5-year warrant to Seaside to purchase 953,283 common shares of our stock at an exercise price of $1.1689 per share. To settle a penalty owed to Seaside because of a late effective registration statement, we adjusted the exercise price of the 953,283 warrant shares from $1.1689 to $0.95 in February 2001. In May 2001, we issued a 5-year warrant to purchase 200,000 common shares of our stock at an exercise price of $1.50 per share to Brean Murray & Co., Inc. as compensation for their services as a financial advisor. On August 22, 2001, we issued warrants, exercisable during a 54 month period beginning February 22, 2001, to purchase 1,274,500 common shares of our stock at an exercise price of $1.05 per share in connection with the private placement of 2,549,000 shares of common stock. We also issued, on August 22, 2001, warrants, exercisable during a 54 month period beginning February 22, 2001, to purchase a total of 203,920 common shares of our stock at an exercise price of $1.20 per share, of which warrants to purchase 152,940 common shares were issued to Brean Murray & Co., Inc. as compensation for their services as placement agent and warrants to purchase 12,745 common shares were issued to Axiom Capital Management, Inc., warrants to purchase 5,735 common shares were issued to Jeffrey Goldberg, warrants to purchase 16,250 common shares were issued to Barry Zelin, warrants to purchase 16,250 common shares were issued to David L. Jordon; for their services as sub-agents of Brean Murray & Co., Inc.

         If the Seaside warrant, the Brean Murray Warrants and the Private Placement Warrants are exercised, the common shares issued will be freely tradable, increasing the total number of common shares issued and outstanding. If these shares are offered for sale in the public market, the sales could adversely affect the prevailing market price by lowering the bid price of our common shares. The exercise of any of these warrants could also materially impair our ability to raise capital through the future sale of equity securities because issuance of the common shares underlying the warrants would cause further dilution of our securities. The warrants are subject to or contain certain anti-dilution protection that may result in the issuance of additional shares under some circumstances including, but not limited to, paying of a dividend, subdivision of our outstanding shares into a greater number of shares, combination of our outstanding shares into a smaller number of shares, an issuance of shares of common stock by reclassification or in the case of the Brean Murray and Seaside warrants, a sale of our common shares, or a security convertible into common shares, for consideration per share less than the exercise price of the warrants.

Substantial resale of restricted securities may depress the market price of our stock.

         There are 7,329,955 common shares presently issued and outstanding as of the date hereof that are "restricted securities" as that term is defined under the Securities Act of 1933, as amended, (the "Securities Act") and in the future may be sold in compliance with Rule 144 of the Securities Act, or pursuant to a Registration Statement filed under the Securities Act. Rule 144 provides that a person holding restricted securities for a period of one year or more may, in any three month period, sell those securities in unsolicited brokerage transactions or in transactions with a market maker, in an amount equal to the greater of one percent of the our outstanding common shares or the average weekly trading volume for the prior four weeks. Sales of unrestricted shares by affiliates of the Company are also subject to the same limitation upon the number of shares that may be sold in any three-month period. Investors should be aware that sales under Rule 144 or 144(k), or pursuant to a registration statement filed under the Act, may depress the market price of our Company's securities in any market that may develop for such shares.

We may need additional funding for our existing and future operations.

         We expect that with the proceeds from our August 2001 private placement offering, our working capital will be sufficient to fund operations for at least 12 months. This estimate is based on certain assumptions and there can be no assurance that unanticipated costs will not be incurred. Future events, including the problems, delays, expenses and difficulties which may be encountered in establishing and maintaining a substantial market for the Rapid Drug Screen product line and Rapid One could make cash on hand insufficient to fund operations. There can be no assurance that we will be able to obtain any necessary financing on terms acceptable to us, if at all. Any financing may result in further dilution to our existing shareholders.

         In addition, we will need to secure mortgage financing by the end of September 2001 to purchase our facility in Kinderhook, New York. We cannot be sure we will be able to secure this mortgage financing. If we are unable to do so, we may be required to vacate this facility. This could have a material adverse affect on our business and results of operations.

Our ability to retain and attract market makers is important to the continued trading of our stock.

         The common shares trade on the Nasdaq SmallCap Market under the symbol "ABMC". In the event that the market makers cease to function as such, public trading in common shares will be adversely affected or may cease entirely.

If we fail to meet the continued listing requirements of the Nasdaq SmallCap Market, our common shares could be delisted.

         Our common shares are listed on the Nasdaq SmallCap Market. The Nasdaq Stock Market's Marketplace Rules impose requirements for companies listed on the Nasdaq SmallCap Market to maintain their listing status, including minimum bid price of $1.00 and $2,500,000 in shareholders' equity. As of the date of this prospectus, our common shares are trading at levels lower than the minimum bid requirement.

         In response to the extraordinary market conditions following the tragedy of September 11, 2001, The Nasdaq Stock Market implemented an across-the-board moratorium on the minimum bid and public float requirements for continued listing on Nasdaq. The proposal suspended these requirements until January 2, 2002. With this suspension, we are not in the delisting process. However, if our common shares continue to trade below the listing requirement for thirty consecutive trading days after January 2002, we may be subject to delisting.

         Delisting could reduce the ability of investors to purchase or sell shares as quickly and as inexpensively as they have done historically and could subject transactions in our shares to the penny stock rules. Furthermore, failure to obtain listing on another market or exchange may make it more difficult for traders to sell our securities. Broker-dealers may be less willing or able to sell or make a market in our common shares because of the penny stock disclosure rules. Not maintaining a listing on a major stock market may result in a decrease in the trading price of our common shares due to a decrease in liquidity and less interest by institutions and individuals in investing in our common shares. Delisting from the Nasdaq Stock Market would also make it more difficult for us to raise capital in the future.

Management has broad discretion in the way we use the net proceeds from the August 2001 private placement.

         Our business plan is subject to change based upon changing conditions and opportunities. The net proceeds from the sale of the securities in the August 2001 private placement have not been allocated for a particular purpose, and our management will have broad discretion over the use of proceeds that we raise in the offering. We intend to use the net proceeds for working capital, settlement of legal fees at a discount and we may also use the net proceeds to make investments in and acquisitions of complementary businesses, products or technologies. You must rely on the judgment of management in the acquisition of the proceeds, and you will not have the opportunity, as part of your investment decisions, to assess whether these proceeds are being used appropriately.

           CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING STATEMENTS

         Some of the statements in this Prospectus are forward-looking statements. In addition, we may make forward-looking statements in future filings with the Securities and Exchange Commission and in written materials, press releases and oral statements issued by us or on our behalf. Forward-looking statements include statements regarding the intent, belief or current expectations of us or our officers, including statements preceded by, followed by or including forward-looking terminology such as "may," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict" or similar expressions, with respect to various matters.

         It is important to note that our actual results could differ materially from those anticipated from the forward-looking statements depending on various important factors. These important factors include our history of losses and ability to continue as a going concern, the uncertainty of acceptance of current and new products in our markets, competition in our markets, our dependence on our distributors and the other factors discussed in "Risk Factors".

       All forward-looking statements in this Prospectus are based on information available to us on the date of this Prospectus. We do not undertake to update any forward-looking statements that may be made by us or on our behalf in this Prospectus or otherwise. In addition, please note that matters set forth under the caption "Risk Factors" constitute cautionary statements identifying important factors with respect to the forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

An investment in our common shares or common share purchase warrants involves a high degree of risk. You should carefully consider the specific factors listed above, together with the cautionary statement under the caption "Cautionary Statement Regarding Forward Looking Statements" and the other information included in this Prospectus, before purchasing our common shares. The risks described above are not the only ones that we face. Additional risks that are not yet known to us or that we currently think are immaterial could also impair our business, operating results or financial condition. If any of the following risks actually occur, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common shares could decline, and you may lose all or part of your investment.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the common shares being sold in this offering. The common shares will be offered and sold by the selling shareholders for their own accounts. If all of the Investor Warrants are exercised, the gross proceeds to us will be approximately $1,338,225. If the all of the Placement Agent Warrants and the Brean Murray Warrants are exercised, the gross proceeds to us will be $544,704. The Placement Agent Warrants and the Brean Murray Warrants may be exercised using a "cashless exercise" feature provided in the selling shareholders' warrant agreements, in which case we would receive no cash proceeds from the exercise of those warrants. We intend to use any such proceeds for working capital and general corporate purposes.

                              SELLING SHAREHOLDERS

     Selling ShareholderS

       The following table sets forth the names of the selling shareholders, the number of common shares beneficially owned by them as of September 24, 2001 (including common shares underlying the Private Placement Warrants), the number of warrants to purchase common shares owned by them as of September 24, 2001, the number of common shares, Investor Warrants and common shares underlying the warrants being offered by each of them pursuant to this Prospectus, and the number and percentage of common shares owned by them after the offering, assuming all shares and warrants offered by them are sold and are sold to third parties:

                           NUMBER OF        NUMBER OF      NUMBER OF
                         COMMON SHARES      PURCHASE     COMMON SHARES   NUMBER                   NUMBER OF
                         BENEFICIALLY       WARRANTS     ISSUABLE UPON     OF        NUMBER OF  COMMON SHARES      PERCENTAGE
                            OWNED         BENEFICIALLY    EXERCISE OF    COMMON      PURCHASE    BENEFICIALLY     BENEFICIALLY
     NAME OF SELLING      BEFORE THE      OWNED BEFORE     PURCHASE      SHARES      WARRANTS    OWNED AFTER     OWNED AFTER THE
       SHAREHOLDER         OFFERING       THE OFFERING     WARRANTS     OFFERED(1)   OFFERED     THE OFFERING      OFFERING(2)
       -----------         --------       ------------     --------     ----------   -------     ------------      -----------
---------------------------------------------------------------------------------------------------------------------------------
   A. Brean Murray(9)      150,000          75,000         75,000         300,000     75,000           0               *
---------------------------------------------------------------------------------------------------------------------------------
   Robert S. Anderson
   BSSC Master Def.
   Contribution P/S/P(6)   119,300          50,000         50,000         150,000     50,000        19,300             *
---------------------------------------------------------------------------------------------------------------------------------
   Dan Suker W.G. Limited  100,000          50,000         50,000         150,000     50,000           0               *
---------------------------------------------------------------------------------------------------------------------------------
   Norman C. Fields(11)     41,400          15,000         15,000          45,000     15,000        11,400             *
---------------------------------------------------------------------------------------------------------------------------------
   David J. Rochester       10,000          5,000           5,000          15,000      5,000           0               *
---------------------------------------------------------------------------------------------------------------------------------
   Graham Rex &  Sally
   Ann Beachley             25,000          12,500         12,500          37,500     12,500           0               *
---------------------------------------------------------------------------------------------------------------------------------
   Brean Murray & Co.,
   Inc. Profit Sharing
   Plan                    178,700          75,000         75,000         225,000     75,000        28,700             *
---------------------------------------------------------------------------------------------------------------------------------
   Barry K. Fingerhut      300,000         150,000        150,000         450,000    150,000           0               *
---------------------------------------------------------------------------------------------------------------------------------
   John P. Lyden MD PC
   Def. Contribution DTD
   3/1/78                   50,000          25,000         25,000          75,000     25,000           0               *
---------------------------------------------------------------------------------------------------------------------------------
   E. Thomas Steadman
   IRA R/O BSSC             20,000          10,000         10,000          30,000     10,000           0               *
---------------------------------------------------------------------------------------------------------------------------------
   E. Thomas Steadman
   IRA R/O BSSC Cust.
   A/C #2                   20,000          10,000         10,000          30,000     10,000           0               *
---------------------------------------------------------------------------------------------------------------------------------
   E. Thomas Steadman
   IRA R/O A/C#3 BSSC       20,000          10,000         10,000          30,000     10,000           0               *
---------------------------------------------------------------------------------------------------------------------------------
   E. Thomas Steadman
   IRA R/O BSSC Cust.
   A/C #4                   20,000          10,000         10,000          30,000     10,000           0               *
---------------------------------------------------------------------------------------------------------------------------------
   E. Thomas Steadman
   IRA R/O A/C#5 BSSC       20,000          10,000         10,000          30,000     10,000           0               *
---------------------------------------------------------------------------------------------------------------------------------
   Renee Sands(12)          25,000          12,500         12,500          37,500     12,500           0               *
---------------------------------------------------------------------------------------------------------------------------------
   Pequod Investments,
   L.P.                    340,000         170,000        170,000         510,000    170,000           0               *
---------------------------------------------------------------------------------------------------------------------------------
   Pequod International,
   LTD.                    160,000          80,000         80,000         240,000     80,000           0               *
---------------------------------------------------------------------------------------------------------------------------------
   Kingsbridge Capital                                                    225,000     75,000
   LTD                     150,000          75,000         75,000                                      0               *
---------------------------------------------------------------------------------------------------------------------------------
   M.K. Global
   Technology Partners,
   L.P.                     25,000          12,500         12,500          37,500     12,500           0               *
---------------------------------------------------------------------------------------------------------------------------------
   Aspira Capital
   Management, L.P.         75,000          37,500         37,500         112,500     37,500           0               *
---------------------------------------------------------------------------------------------------------------------------------
   Benny Lorenzo           200,000         100,000        100,000         300,000    100,000           0               *
---------------------------------------------------------------------------------------------------------------------------------
   John F. Murray [7]       74,000          37,000         37,000         111,000     37,000           0               *
---------------------------------------------------------------------------------------------------------------------------------
   Keith E. Palmer [8]      25,000          12,500         12,500          37,500     12,500           0               *
---------------------------------------------------------------------------------------------------------------------------------
   Selig Zises             150,000          75,000         75,000         225,000     75,000           0               *
---------------------------------------------------------------------------------------------------------------------------------
   Eleanor M. Evans(10)     10,000           5,000          5,000          15,000      5,000           0               *
---------------------------------------------------------------------------------------------------------------------------------

                           NUMBER OF        NUMBER OF      NUMBER OF
                        COMMON SHARES       PURCHASE     COMMON SHARES   NUMBER                   NUMBER OF
                        BENEFICIALLY        WARRANTS     ISSUABLE UPON     OF        NUMBER OF  COMMON SHARES      PERCENTAGE
                            OWNED         BENEFICIALLY    EXERCISE OF    COMMON      PURCHASE    BENEFICIALLY     BENEFICIALLY
     NAME OF SELLING      BEFORE THE      OWNED BEFORE     PURCHASE      SHARES      WARRANTS    OWNED AFTER     OWNED AFTER THE
       SHAREHOLDER         OFFERING       THE OFFERING     WARRANTS     OFFERED(1)   OFFERED     THE OFFERING      OFFERING(2)
       -----------         --------       ------------     --------     ----------   -------     ------------      -----------
---------------------------------------------------------------------------------------------------------------------------------
   Brean Murray & Co.,
   Inc (5)                        0        352,940(3)     352,940(3)      352,940          0           0               *
---------------------------------------------------------------------------------------------------------------------------------
   David L. Jordon(5)      350,000(14)     166,250(15)    166,250(15)     466,250(13)      0        50,000             *
---------------------------------------------------------------------------------------------------------------------------------
   Barry Zelin(5)                0          16,250(4)      16,250          16,250          0           0               *
---------------------------------------------------------------------------------------------------------------------------------
   Axiom Capital
   Management(5)                 0          12,745(4)      12,745          12,745          0           0               *
---------------------------------------------------------------------------------------------------------------------------------
   Jeffrey Goldberg(5)           0           5,735(4)       5,735           5,735          0           0               *
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents all of the common shares and common shares issuable upon exercise of warrants to purchase common shares.

(2) Based on 17,995,548 common shares outstanding as of July 31, 2001. Assuming all shares offered by this Prospectus are sold and are sold to third parties.

(3) Warrants to purchase 152,940 common shares issued in consideration of Brean Murray & Co., Inc.'s services as exclusive placement agent in the August 2001 private placement and warrants to purchase 200,000 common shares in consideration of Brean Murray & Co., Inc.'s services as a financial advisor.

(4) Issued in consideration of services as sub-agents for Brean Murray & Co., Inc. in the August 2001 private placement.

(5) In May 2001, we engaged Brean Murray & Co., Inc. to provide financial advisory services to us for a term of one year unless earlier terminated by the parties. Under this agreement, we agreed to issue to Brean Murray & Co., Inc. a 5 year warrant to purchase 200,000 common shares at an exercise price of $1.50 per share plus reasonable out-of-pocket expenses for its services under this agreement.

     Pursuant to an engagement letter between us and Brean Murray & Co., Inc., dated June 4, 2001, we engaged Brean Murray & Co., Inc. Pursuant to this letter, Brean Murray & Co., Inc. received for its services (1) $178,430 as a placement agent fee, and (2) warrants to purchase 152,940 common shares at an exercise price of $1.20 per share, David L. Jordon received warrants to purchase 16,250 common shares at an exercise price of $1.20 per share, Barry Zelin received warrants to purchase 16,250 common shares at an exercise price of $1.20 per share, Axiom Capital Management received warrants to purchase 12,745 common shares at an exercise price of $1.20 per share and Jeffrey Goldberg received warrants to purchase 5,735 common shares at an exercise price of $1.20 per shares, exercisable during the 54 month period beginning on February 22, 2002 for their services as sub-agents to Brean Murray & Co., Inc. The Brean Murray & Co., Inc. Profit Sharing Plan purchased common shares in our August 2001 private placement of our common shares.

(6) Robert S. Anderson is a Senior Vice President of Brean Murray & Co., Inc. Brean Murray & Co., Inc was the exclusive placement agent in the August 2001 private placement.

(7) John F. Murray was our Chief Financial Officer and Treasurer from November 1997 until October 2000 and was one of our directors from June 1995 until April 2000. Mr. Murray is also the beneficial owner of options to purchase a total of 255,000 common shares of the Company as follows: 10,000 options at an exercise price of $3.00 expiring August 29, 2002, 20,000 options at an exercise price of $3.00 expiring February 17, 2003, 100,000 options at an exercise price of $3.00 expiring August 18, 2003 and 125,000 options at an exercise price of $2.50 expiring November 22, 2009.

(8) Keith E. Palmer has been our Chief Financial Officer, Executive Vice President of Finance and Treasurer since October 2000. Mr. Palmer is also the beneficial owner of options to purchase a total of 100,000 common shares of the Company as follows: 41,500 options at an exercise price of $0.94 expiring April 25, 2006, 30,500 options at an exercise price of $0.94 expiring April 30, 2006, and 28,000 options at an exercise price of $0.94 expiring January 10, 2011.

(9) A. Brean Murray is the President and Chief Executive Officer of Brean Murray & Co., Inc., an investment banking company that is a wholly-owned subsidiary of BMI Holding Co. A. Brean Murray owns 65.19% of the outstanding voting stock of BMI Holding Co., and his wife owns 17.78% of the outstanding voting stock of BMI Holding Co. Brean Murray & Co., Inc. has provided financial advisory services to us since May 2001.

(10) Eleanor Evans is a relative of David Evans, Esq., who provides legal services to us related to human resource issues.

(11) Norman Fields is a managing director of Brean Murray & Co., Inc. Brean Murray & Co., Inc. was the exclusive placement agent in our August 2001 private placement of our common shares.

(12) Renee Sands is a relative of A. Brean Murray, the President and Chief Executive Officer of Brean Murray & Co., Inc., the exclusive placement agent in our August 2001 private placement of our common shares.

(13) Includes 16,250 common shares issuable upon exercise of Placement Agent Warrants and 150,000 common shares issuable upon exercise of Investor Warrants and 300,000 common shares.

(14) 50,000 common shares registered to Madelyn Jordon, who is David L. Jordon's spouse.

(15) Includes 16,250 Placement Agent Warrants issued in consideration of services as sub-agents for Brean Murray & Co., Inc. in the August 2001 private placement.

*    Less than 1% of the outstanding common shares

         Except for being holders of our common shares and common share purchase warrants listed in the table above, none of the other selling shareholders has had any position, office, or other material relationship with us in the past three years.

                              PLAN OF DISTRIBUTION

         The selling shareholders, or their pledgees, donees, transferees or other successors in interest, may offer the securities covered by this Prospectus to the public or otherwise from time to time. We are registering the selling shareholders' resale of these securities pursuant to Registration Rights Agreements between the selling shareholders and us. Pursuant to these agreements, we have agreed to keep the registration statement related to this Prospectus effective for two years. The registration of these securities does not necessarily mean that any of them will be offered or sold by the selling shareholders. The selling shareholders have informed us that any or all of the securities covered by this Prospectus may be sold to purchasers directly by the selling shareholders, or their pledgees, donees, transferees or other successors in interest, or on their behalf through brokers, dealers or agents in private or market transactions, which may involve crosses or block transactions. In connection with any sales, the selling shareholders and any brokers, dealers or agents participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of securities by them and any discounts, concessions or commissions received by any brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         The sales may be made, from time to time, in The Nasdaq Stock Market, on any stock exchange, in the over-the-counter market, in privately negotiated transactions or otherwise at prices prevailing in such market, at prices related to market prices or at negotiated or fixed prices. In effecting sales, the selling shareholders may engage brokers, dealers and agents, and they may arrange for other brokers, dealers or agents to participate. Brokers, dealers and agents will receive usual and customary commissions, concessions or discounts from the selling shareholders in amounts to be negotiated, and, if the broker, dealer or agent acts as agent for the purchaser of the common shares, from the purchaser.

         Brokers, dealers or agents may agree with the selling shareholders to sell a specified number of securities at a stipulated price per share, and, to the extent such broker, dealer or agent is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold securities at the price required to fulfill the broker's, dealer's or agent's commitment to the selling shareholder. Brokers, dealers or agents who acquire the securities as principal may resell those securities from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other brokers, dealers or agents, including transactions of the nature described above in The Nasdaq Stock Market, on any stock exchange, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to market prices or at negotiated or fixed prices., and in connection with these resales may pay to or receive from the purchasers of securities commissions, concessions or discounts as described above.

         We are bearing all of the costs relating to the registration of the securities. Any commissions, concessions, discounts, or other fees payable to a broker, dealer, agent or market maker in connection with any sale of securities will be borne by the selling shareholder. We estimate that our total expenses of this offering, other than such commissions, concessions, discounts or other fees, will be approximately $55,000. We will not receive any of the proceeds from the sale of the securities by the selling shareholders. We will receive gross proceeds of up to $1,338,225 if all of the Investor Warrants are exercised. If the all of the Placement Agent Warrants and the Brean Murray Warrants are exercised, the gross proceeds to us will be $544,704. The Placement Agent Warrants and the Brean Murray Warrants may be exercised using a "cashless exercise" feature provided in the Placement Agent warrant agreements, in which case we would receive no cash proceeds from the exercise of those warrants. We have agreed to indemnify the selling shareholders or contribute to losses arising out of certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act. The selling shareholders have agreed to a similar indemnification of us.

         We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to purchases and sales of securities by the selling shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the securities. We have also advised the selling shareholders that if a particular offer of securities is to be made on terms constituting a material change from the information described in this "Plan of Distribution" section of the Prospectus, then, to the extent required, a Prospectus Supplement must be distributed setting forth such terms and related information as required.

                                  LEGAL MATTERS

         The validity of the common shares and Investor Warrants offered by this prospectus has been passed upon for us by Tuczinski, Burstein & Collura, P.C., 90 State Street, Albany, New York 12207.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB, as amended, for the year ended April 30, 2001, have been audited by Richard A. Eisner & Company, LLP, independent auditors, as stated in their report (which report includes an explanatory paragraph that states the Company has experienced recurring net losses and negative cash flows from operations that raise substantial doubt about the Company's ability to continue as a going concern) which is incorporated in this Prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the SEC by addressing written requests to the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, you may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC, in Washington, D.C., New York, New York and Chicago, Illinois, Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. The address of the SEC's Web site is http://www.sec.gov.

         We have filed with the SEC a Registration Statement on Form S-3 to register the common shares that we are offering in this Prospectus. This Prospectus is part of the Registration Statement. This Prospectus does not include all of the information contained in the Registration Statement. For further information about the common shares and us offered in this Prospectus, you should review the Registration Statement. You can inspect or copy the Registration Statement, at prescribed rates, at the SEC's public reference facilities at the address listed above.

         Statements contained in this Prospectus concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the SEC.

         This Prospectus incorporates documents by reference that are not presented in or delivered with it. The following documents, which we have filed with the SEC, are incorporated by reference into this Prospectus:

         - Our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2001
         - Our Quarterly Report on Form 10-QSB for the fiscal quarter ended July 31, 2001.
         -  Our Proxy Statement for our Fiscal 2002 Annual Meeting of
            Shareholders.
         -  Our Form 8-K filed on October 5, 2001.


         - Our Amendment No. 1 to our Form 10-KSB for the fiscal year ended April 30, 2001, filed December 21, 2001.

         -  Our Amendment No.1 to our Form S-3 filed December 21, 2001.
         - Our Amendment No. 2 to our Form 10-KSB for the fiscal year ended April 30, 2001, filed January 29, 2002.
         - Our Amendment to our Form 10-QSB for the fiscal quarter ended July 31, 2001, filed December 21, 2001.
         -  Our Form 8-K filed on October 9, 2001.
         - Our Form 8-K filed on October 12, 2001. - Our Form 8-K filed on December 12, 2001.
         - Our Form 10-QSB for the fiscal quarter ended October 31, 2001, filed on December 17, 2001.
         - The description of our common shares in our prospectus included in our registration statement filed with the Securities and Exchange Commission on November 21, 1996, on Form 10-SB under the caption "Description of Securities" on page 18 of the prospectus and incorporated by reference into any reports filed for the purpose of updating such description.

         In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus but before termination of this offering are deemed to be incorporated by reference into this Prospectus and will constitute a part of this Prospectus form the date of filing of those documents.

         The documents incorporated by reference into this Prospectus are available from us upon request. We will provide to each person, including any beneficial owner, to whom this Prospectus is delivered, at no cost to the requester, upon your written or oral request, a copy of all of the information that is incorporated in this Prospectus by reference, except for exhibits unless the exhibits are specifically incorporated by reference into this prospectus. Please submit your requests for any of such documents to: American Bio Medica Corporation, 122 Smith Road, Kinderhook, New York 12106, Attn: Melissa A. Decker, Assistant Secretary, (800) 227-1243.

                         AMERICAN BIO MEDICA CORPORATION
                                     Part II
                     Information Not Required in Prospectus


Item 14. Other Expenses Of Issuance And Distribution

         The expenses payable by us in connection with the issuance and distribution of the securities are estimated as follows:

                                                AMOUNT
                                                ------
          SEC Registration Fee                $   1,400
          Legal Fees and Expenses             $  60,000
          Accounting                          $  25,000
          Transfer Agent Fees                 $   1,000
          Miscellaneous                       $   2,700
                                              ---------
          Total:                              $  90,100
                                              =========


Item 15. Indemnification of Directors and Officers

         Under the New York Business Corporation Law ("NYBCL"), a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding, except for shareholder derivative suits, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify any person by reason of the fact that he or she was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of; or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for that portion of the settlement amount and expenses as the court deems proper.

         The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws, or when authorized by (i) such certificate of incorporation or by-laws; (ii) a resolution of shareholders; (iii) a resolution of directors; or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Item 16. Exhibits

         See Exhibit List on page E-1.

Item 17. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, ABMC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ABMC of expenses incurred or paid by a director, officer or controlling person of ABMC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The Company will:

(a) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

(b) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Kinderhook and State of New York on January 29, 2002.


                                   AMERICAN BIO MEDICA CORPORATION
                                   (Registrant)

                                   By: /s/ Keith E. Palmer
                                       ---------------------------------------
                                       Keith E. Palmer
                                       Chief Financial Officer, Executive Vice
                                       President & Treasurer


                                POWER OF ATTORNEY

         Each of the undersigned officers and directors of American Bio Medica Corporation whose signature appears below hereby appoints Stan Cipkowski and Keith E. Palmer, and each of them, as true and lawful attorney-in-fact for the undersigned with full power of substitution, to execute in his name and on his behalf in each capacity stated below, any and all amendments (including post-effective amendments) to this registration statement as the attorney-in-fact shall deem appropriate, and to cause to be filed any such amendment (including exhibits thereto and other documents in connection therewith) to this registration statement with the Securities and Exchange Commission, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, may lawfully do or cause to be done by virtue herewith.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 29, 2002:

                Signature                               Title

/s/ Stan Cipkowski                     Founder, Executive Vice President and
-----------------------------          Director
Stan Cipkowski


/s/ Keith E. Palmer                    Chief Financial Officer, Executive Vice
-----------------------------          President and Treasurer
                                       (Principal Financial Officer)


/s/ Robert L. Aromando Jr.             President, Chief Executive Officer and
-----------------------------          Director
Robert L. Aromando Jr.


/s/ Gerald Moore                       Chairman of the Board
-----------------------------
Gerald Moore


/s/ Edmund Jaskiewicz                  Secretary and Director
-----------------------------
Edmund Jaskiewicz


/s/ Denis M. O'Donnell. M.D.           Director
-----------------------------
Denis M. O'Donnell, M.D.

American Bio Medica Corporation
Index to Exhibits


Number                        Description of Exhibits
------                        -----------------------
 3.5 Bylaws of American Bio Medica Corporation, filed as the exhibit number listed to the Company's 10-KSB filed on November 21, 1996 and incorporated herein by reference
 3.6 Fifth Amendment to the Certificate of Incorporated, filed as the exhibit number listed to the Company's Form SB-2 filed on May 20, 1998 and incorporated herein by reference
 4.6 Fiscal 1997 Nonstatutory Stock Option Plan, filed as part of the Company's Proxy Statement for its Fiscal 1997 Annual Meeting of Shareholders and incorporated herein by reference
 4.14 Fiscal 1998 Nonstatutory Stock Option Plan, filed as part of the Company's Proxy Statement for its Fiscal 1998 Annual Meeting of Shareholders and incorporated herein by reference
 4.15 Fiscal 2000 Nonstatutory Stock Option Plan, filed as part of the Company's Proxy Statement for its Fiscal 2000 Annual Meeting of Shareholders and incorporated herein by reference
 4.17 Fiscal 2001 Nonstatutory Stock Option Plan, filed as part of the Company's Proxy Statement for its Fiscal 2002 Annual Meeting of Shareholders and incorporated herein by reference
 4.2* Investor Registration Rights Agreement, dated August 22, 2001, among American Bio Medica Corporation and the investors
 4.3* Placement Agent Registration Rights Agreement, dated August 22, 2001, among American Bio Medica Corporation and the placement agent and its sub-agents
 4.4* Form of Warrant Agreement and Warrant among American Bio Medica Corporation and the investors
 4.5* Form of Warrant Agreement and Warrant among American Bio Medica Corporation and the placement agent and its sub-agents
 5.1*      Opinion and Consent of Tuczinski, Burstein & Collura, P.C.
 10.11 Financial Advisory Agreement dated May 2, 2001 by and between Brean Murray & Co., Inc. and the Company, filed as an exhibit to the Company's Form 10-KSB filed on August 13, 2001 and incorporated herein by reference
 23.1*     Consent of Richard A. Eisner & Company, LLP
 23.2*     Consent of Tuczinski, Burstein & Collura. P.C. (contained in Exhibit
           5.1)
 24.1*     Powers of Attorney (included on page S-1)


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*  Filed with this registration statement.


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